Citigroup Global Markets Holdings Inc.	February 23, 2017 Medium-Term Senior Notes, Series N Pricing Supplement No. 2017—USNCH0363 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-214120 and 333-214120-03

Market-Linked Notes Based on a Basket of Three Underliers Due August 26, 2022

▪	The notes offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. The notes offer a semi-annual coupon at a rate of 0.75% per annum and the potential for an additional positive return at maturity based on the average basket return percentage of a basket (the “basket”) consisting of the Dow Jones Industrial AverageTM , the EURO STOXX 50® Index and shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF (each, a “basket component”), measured as described below. If the average basket return percentage is positive, you will receive a positive return at maturity equal to 100% of that average basket return percentage in addition to the final coupon payment. However, if the average basket return percentage is negative or zero, your total return on the notes will be limited to the sum of the coupon payments paid over the term of the notes. Even if the average basket return percentage is positive, so that you do receive a positive return at maturity in addition to the final coupon payment, there is no assurance that your total return at maturity on the notes will compensate you for the effects of inflation or be as great as the yield you could have achieved on a conventional debt security of ours of comparable maturity.

▪	The average basket return percentage is the average of the percentage changes in the closing level of the basket from the pricing date to each quarterly valuation date occurring over the term of the notes. You should understand that the return on the notes may be significantly lower than the actual return on the basket, as measured from the pricing date to the final valuation date, because of the manner in which the average basket return percentage is calculated. In addition, as an investor in the notes, you must be willing to forgo any dividends paid on the stocks included in the Dow Jones Industrial AverageTM or the EURO STOXX 50® Index and any distributions of interest payments on the bonds held by the iShares® iBoxx® $ High Yield Corporate Bond ETF over the term of the notes.

▪	In order to obtain the modified exposure to the basket that the notes provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we and Citigroup Inc. default on our obligations. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Basket:	Basket Component	Weighting	Initial Component Value*	Multiplier**
	The Dow Jones Industrial AverageTM (ticker symbol: “INDU”)	33.34%	20,810.32	0.00160
	EURO STOXX 50® Index (ticker symbol: “SX5E”)	33.33%	3,333.96	0.0100
	Shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF (ticker symbol: “HYG”)	33.33%	$88.18	0.37798

* The initial component value for each basket component is the closing level or closing price, as applicable, of that basket component on the pricing date

** The multiplier for each basket component is determined as follows: (initial basket level × weighting) / initial component value.

Aggregate stated principal amount:	$421,000
Stated principal amount:	$1,000 per note
Pricing date:	February 23, 2017
Issue date:	February 28, 2017
Valuation dates:	The 23rd day of each February, May, August and November during the term of the notes, beginning May 2017, each subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur with respect to a basket component
Maturity date:	August 26, 2022
Coupon payment dates:	The 26th day of each February and August, beginning on August 26, 2017 and ending on the maturity date, provided that if any such day is not a business day, the applicable coupon payment will be made on the next succeeding business day and no interest will accrue as a result of delayed payment
Coupon:	On each semi-annual coupon payment date, the notes will pay a coupon at a rate of 0.75% per annum
Payment at maturity:	For each note, the $1,000 stated principal amount per note plus the note return amount, which will be either zero or positive, plus the coupon payment due at maturity
Note return amount:

▪  If the average basket return percentage is greater than zero:
$1,000 × average basket return percentage × upside participation rate

▪  If the average basket return percentage is less than or equal to zero:
$0

Average basket return percentage:	The arithmetic average of the interim basket return percentages, as measured on each of the valuation dates
Interim basket return percentage:	On each valuation date: (ending basket level - initial basket level) / initial basket level
Initial basket level:	100
Ending basket level:	The closing level of the basket on the relevant valuation date. The closing level of the basket on any valuation date is equal to the sum of the products of each basket component’s closing level or closing price, as applicable, on that date and its multiplier
Upside participation rate:	100.00%
Listing:	The notes will not be listed on any securities exchange
CUSIP / ISIN:	17324CEW2 / US17324CEW29
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(2)(3)	Proceeds to issuer
Per note:	$1,000	$30	$970
Total:	$421,000	$12,630	$408,370.00

(1) On the date of this pricing supplement, the estimated value of the notes is $933.40, which is less than the issue price. The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) The issue price for investors purchasing the notes in fee-based advisory accounts will be $970.00 per note, assuming no custodial fee is charged by a selected dealer, and up to $975.00, assuming the maximum custodial fee is charged by a selected dealer. See “Supplemental Plan of Distribution” in this pricing supplement.

(3) For more information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Product Supplement No. EA-03-05 dated October 14, 2016          Underlying Supplement No. 5 dated October 14, 2016

Prospectus Supplement and Prospectus each dated October 14, 2016

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due August 26, 2022

Additional Information

General. The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events, including market disruption events and other events affecting the basket components, and their consequences are described in the accompanying product supplement in the sections “Description of the Notes—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF” with respect to the basket component that is an ETF and in the sections “Description of the Notes—Certain Additional Terms for Notes Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index” with respect to the basket components that are indices. The accompanying underlying supplement contains important disclosures regarding certain of the basket components that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Postponement of a valuation date. If a valuation date is postponed for a reason that affects less than all of the basket components, the ending basket level on that valuation date will be calculated based on (i) for each unaffected basket component, its closing level or closing price, as applicable, on the originally scheduled valuation date and (ii) for each affected basket component, its closing level or closing price, as applicable, on the valuation date as postponed (or, if earlier, the first scheduled trading day for that basket component following the originally scheduled valuation date on which a market disruption event did not occur with respect to that basket component). See “Description of the Notes—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “Description of the Notes—Certain Additional Terms for Notes Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Dilution and reorganization adjustments. The multiplier with respect to shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF is subject to adjustment upon the occurrence of any of the events described in the accompanying product supplement in the section “Description of the Notes—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments.”

February 2017	PS-2

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due August 26, 2022

Hypothetical Examples

The following four examples illustrate the calculation of the average basket return percentage and the payment at maturity on the notes based on different hypothetical interim basket return percentages for each of the quarterly valuation dates occurring during the term of the notes. Your actual payment at maturity per note will depend on the actual average basket return percentage.

Investors in the notes will not receive any dividends paid on the stocks included in the Dow Jones Industrial AverageTM or the EURO STOXX 50® Index or any distributions of interest payments on the bonds held by the iShares® iBoxx® $ High Yield Corporate Bond ETF. The examples below do not show any effect of lost dividend or distribution yield over the term of the notes. See “Summary Risk Factors—Investing in the notes is not equivalent to investing in the basket components” below.

Example 1

Hypothetical Performance of the Basket

The interim basket return percentage from the pricing date to the final valuation date is 13.00% but the average basket return percentage is only 6.50%. The graph above illustrates the hypothetical percentage change in the closing level of the basket from the pricing date to each of the valuation dates. In this example, the basket appreciates steadily over the term of the notes.

Payment at maturity per note = $1,000 + the note return amount + the coupon payment due at maturity

= $1,000 + ($1,000 × average basket return percentage × upside participation rate) + the coupon payment due at maturity

= $1,000 + ($1,000 × 6.50% × 100.00%) + (($1,000 × 0.75%) / 2)

= $1,000 + $65.00 + $3.75

= $1,068.75

Because the average basket return percentage is greater than zero, your payment at maturity in this example would be equal to the $1,000 stated principal amount per note plus the note return amount, in addition to the coupon payment due at maturity, or $1,068.75 per note. In this example, the return on the notes is significantly less than the performance of the basket as measured from the pricing date to the final valuation date.

February 2017	PS-3

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due August 26, 2022

Example 2

Hypothetical Performance of the Basket

The interim basket return percentage from the pricing date to the final valuation date is −14.13% and the average basket return percentage is −3.25%. The graph above illustrates the hypothetical percentage change in the closing level of the basket from the pricing date to each of the valuation dates. In this example, the basket has negative interim basket return percentages on some valuation dates and positive interim basket return percentages on other valuation dates. Because the negative interim basket return percentages are relatively large in absolute terms, the positive interim basket return percentages are more than offset by the negative interim basket return percentages, and the average basket return percentage is −3.25%.

Payment at maturity per note = $1,000 + the note return amount + the coupon payment due at maturity

= $1,000 + $0 + (($1,000 × 0.75%) / 2)

= $1,000 + $0 + $3.75

= $1,003.75

Because the average basket return percentage is less than zero, the note return amount will equal zero. Accordingly, the payment at maturity per note will equal the $1,000 stated principal amount per note plus the coupon payment due at maturity, or $1,003.75.

Example 3

Hypothetical Performance of the Basket

February 2017	PS-4

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due August 26, 2022

The interim basket return percentage from the pricing date to the final valuation date is 7.50% but the average basket return percentage is only −0.68%. The graph above illustrates the hypothetical percentage change in the closing level of the basket from the pricing date to each of the valuation dates. In this example, the basket depreciates early in the term of the notes, remains at a level below the initial basket level for a significant period of time and then appreciates significantly later in the term of the notes. In this example, the notes significantly underperform the basket over the term of the notes.

Payment at maturity per note = $1,000 + the note return amount + the coupon payment due at maturity

= $1,000 + $0 + (($1,000 × 0.75%) / 2)

= $1,000 + $0 + $3.75

= $1,003.75

Because the average basket return percentage is less than zero, the note return amount will equal zero. Accordingly, the payment at maturity per note will equal the $1,000 stated principal amount per note plus the coupon payment due at maturity, or $1,003.75.

Example 4

Hypothetical Performance of the Basket

The interim basket return percentage from the pricing date to the final valuation date is −0.50% and the average basket return percentage is 5.30%. The graph above illustrates the hypothetical percentage change in the closing level of the basket from the pricing date to each of the valuation dates. In this example, the basket appreciates early in the term of the notes and then declines significantly later in the term of the notes. The level of the basket is greater than its closing level on the final valuation date for a significant period of time during the term of the notes. The average basket return percentage is 5.30%, which is greater than −0.50%, the interim basket return percentage from the pricing date to the final valuation date.

Payment at maturity per note = $1,000 + the note return amount + the coupon payment due at maturity

= $1,000 + ($1,000 × average basket return percentage × upside participation rate) + the coupon payment due at maturity

= $1,000 + ($1,000 × 5.30% × 100.00%)+ (($1,000 × 0.75%) / 2)

= $1,000 + $53.00 + $3.75

= $1,056.75

Because the average basket return percentage is greater than zero, your payment at maturity in this example would be equal to the $1,000 stated principal amount per note plus the note return amount, in addition to the coupon payment due at maturity, or $1,056.75 per note.

February 2017	PS-5

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due August 26, 2022

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the basket components. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	Your return on the notes may be limited to the sum of the coupon payments. You will receive a positive return on your investment in the notes in excess of the sum of the coupon payments only if the average basket return percentage is greater than zero. If the average basket return percentage is equal to or less than zero, you will only receive, at maturity, the stated principal amount of $1,000 for each note plus the coupon payment due at maturity. As the coupon rate payable on the notes is only 0.75% per annum, even if the average basket return percentage is greater than zero, there is no assurance that your total return at maturity on the notes will be as great as could have been achieved on conventional debt securities of ours of comparable maturity.

▪	Although the notes provide for the repayment of the stated principal amount at maturity and coupon payments, you may nevertheless suffer a loss on your investment in real value terms if the average basket return percentage is less than or not sufficiently greater than zero. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return greater than the coupon rate payable on the notes. This potential loss in real value terms is significant given the 5.5-year term of the notes. You should carefully consider whether an investment that may provide a return that is lower than the return on alternative investments is appropriate for you.

▪	The notes are designed for investors who are willing to forgo full upside exposure to the basket in certain market scenarios in order to avoid downside exposure to the basket. Your potential for a positive return on the notes beyond the semi-annual coupon payments is based on the average basket return percentage of the basket. You should understand that the average basket return percentage may be significantly lower than the actual return on the basket as measured from the pricing date to the final valuation date. In particular, if the closing level of the basket is greater on the final valuation date than it was, on average, on the quarterly valuation dates over the term of the notes, the average basket return percentage will be lower than the actual return on the basket. For example, if the closing level of the basket increases at a more or less steady rate over the term of the notes, the average basket return percentage will be less than the percentage increase in the closing level of the basket from the pricing date to the final valuation date. This underperformance will be especially significant if there is a significant increase in the closing level of the basket during the latter portion of the term of the notes. In addition, it is possible that the average basket return percentage will be zero or negative, resulting in no return on the notes beyond the semi-annual coupon payments, even if the closing level of the basket at or near maturity is significantly greater than it was on the pricing date. One scenario in which this may occur is when the closing level of the basket declines early in the term of the notes, remains below the initial basket level for a significant period of time and then increases significantly later in the term of the notes.

Because the average basket return percentage may be significantly lower than the actual return on the basket from the pricing date to the final valuation date, an investment in the notes may significantly underperform a direct investment in the basket. This is an important trade-off that investors in the notes must be willing to make in exchange for the repayment of the stated principal amount at maturity even if the basket declines. You should not invest in the notes unless you understand and are willing to accept the drawbacks associated with the averaging feature of the notes.

▪	Investing in the notes is not equivalent to investing in the basket components. You will not have voting rights, rights to receive dividends on stocks or distributions of interest on bonds or any other rights with respect to the basket components or the securities included in the basket components. The payment scenarios described in this pricing supplement do not show any effect of lost dividend or distribution yield over the term of the notes.

It is important to understand that, for purposes of measuring the performance of the basket components, the levels and prices used will not reflect the receipt or reinvestment of dividends or distributions on the basket components or their underlying securities. Dividend or distribution yield on the basket components would be expected to represent a significant portion of the overall return on a direct investment in the basket components, but will not be reflected in the performance of the basket components as measured for purposes of the notes (except to the extent that dividends and distributions reduce the levels or prices of the basket

February 2017	PS-6

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due August 26, 2022

components). The magnitude of this lost dividend or distribution yield may be particularly significant in the case of the iShares® iBoxx® $ High Yield Corporate Bond ETF. The iShares® iBoxx® $ High Yield Corporate Bond ETF is a high yield bond fund and, as with any high yield bond fund, distributions of interest payments on the bonds held by the fund would be expected to make up a significant portion of the overall yield on a direct investment in the fund. High yield bonds are bonds issued by companies with credit ratings that are below investment grade. These companies must pay higher interest rates to compensate investors for the increased riskiness of their bonds. The notes will not reflect distributions of interest payments on the bonds held by iShares® iBoxx® $ High Yield Corporate Bond ETF and, therefore, will not reflect the interest component of the yield on the iShares® iBoxx® $ High Yield Corporate Bond ETF. As a result, the performance of the iShares® iBoxx® $ High Yield Corporate Bond ETF as measured for purposes of the notes may be significantly less than the return that a direct investor in the iShares® iBoxx® $ High Yield Corporate Bond ETF would realize.

▪	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

▪	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

▪	Sale of the notes prior to maturity may result in a loss of principal. You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

▪	The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the basket components, the correlation among the basket components, dividend or distribution yields on the basket components or the securities included in the basket components and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

▪	The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon that is payable on the notes.

February 2017	PS-7

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due August 26, 2022

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

▪	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

▪	The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the levels or prices of the basket components and a number of other factors, including the volatility of the basket components, the correlation among the basket components, the dividend and distribution yields on the basket components or the securities included in the basket components, the volatility of the exchange rate between the U.S. dollar and the euro, the correlation between that exchange rate and the level of the EURO STOXX 50® Index, interest rates generally, the time remaining to maturity and our and/or Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the levels or prices of the basket components may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

▪	The basket components may offset each other. The performance of one basket component may not correlate with the performance of the other basket components. If one of the basket components appreciates, the other basket components may not appreciate as much or may even depreciate. In such event, the appreciation of one of the basket components may be moderated, wholly offset or more than offset by lesser appreciation or by depreciation in the value of one or more of the other basket components.

▪	The basket components may be highly correlated in decline. The performances of the basket components may become highly correlated during periods of declining prices. This may occur because of events that have broad effects on markets generally or on the markets that the basket components track. If the basket components become correlated in decline, the depreciation of one basket component will not be offset by the performance of the other basket components and, in fact, each basket component may contribute to an overall decline from the initial basket level to each of the ending basket levels during the term of the notes.

▪	The EURO STOXX 50® Index is subject to risks associated with foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

▪	The performance of the EURO STOXX 50® Index will not be adjusted for changes in the exchange rate between the euro and the U.S. dollar. The EURO STOXX 50® Index is composed of stocks traded in euro, the value of which may be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the EURO STOXX 50® Index and the value of your notes will not be adjusted for exchange rate fluctuations. If the euro appreciates relative to the U.S. dollar over the term of the notes, your return on the notes will underperform an alternative investment that offers exposure to that appreciation in addition to the change in the level of the EURO STOXX 50® Index.

▪	The iShares® iBoxx® $ High Yield Corporate Bond ETF is subject to significant risks, including interest rate-related and credit-related risks. Because the performance of the notes is linked to the shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF, the notes are exposed to fluctuations in the value of U.S. dollar-denominated fixed-income securities. The performance

February 2017	PS-8

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due August 26, 2022

of the iShares® iBoxx® $ High Yield Corporate Bond ETF that is measured for purposes of the notes will only reflect changes in the market prices of the fixed-income securities held by the iShares® iBoxx® $ High Yield Corporate Bond ETF and will not reflect interest payments on these fixed-income securities. As a result, the performance of the iShares® iBoxx® $ High Yield Corporate Bond ETF that is measured for purposes of the notes will be less, and perhaps significantly less, than the return that would be realized by a direct investor in the iShares® iBoxx® $ High Yield Corporate Bond ETF. The market prices of the fixed-income securities held by the iShares® iBoxx® $ High Yield Corporate Bond ETF are volatile and significantly influenced by a number of factors, particularly the yields on these fixed-income securities as compared to current market interest rates and the actual or perceived credit quality of the issuers of these fixed-income securities.

In general, the value of fixed-income securities is significantly affected by changes in current market interest rates. As interest rates rise, the price of fixed-income securities, including those held by the iShares® iBoxx® $ High Yield Corporate Bond ETF, is likely to decrease. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations. The eligibility criteria for the fixed-income securities included in the index that underlies the iShares® iBoxx® $ High Yield Corporate Bond ETF, which mandates that each security must have a minimum term remaining to maturity of one year for continued eligibility, means that, at any time, only longer-term securities underlie the iShares® iBoxx® $ High Yield Corporate Bond ETF, which thereby increases the risk of price volatility in the underlying securities and, consequently, the volatility in the value of the iShares® iBoxx® $ High Yield Corporate Bond ETF. As a result, rising interest rates may cause the value of the bonds held by the iShares® iBoxx® $ High Yield Corporate Bond ETF and the value of the basket to decline, possibly significantly.

Interest rates are subject to volatility due to a variety of factors, including:

•	sentiment regarding underlying strength in the U.S. economy and global economies;

•	expectations regarding the level of price inflation;

•	sentiment regarding credit quality in the U.S. and global credit markets;

•	central bank policies regarding interest rates; and

•	the performance of U.S. and foreign capital markets.

In addition, the prices of the fixed-income securities held by the iShares® iBoxx® $ High Yield Corporate Bond ETF are significantly influenced by the creditworthiness of the issuers of those fixed-income securities. The fixed-income securities underlying the iShares® iBoxx® $ High Yield Corporate Bond ETF may have their credit ratings downgraded or credit spreads may widen significantly. Following a ratings downgrade or the widening of credit spreads, some or all of the fixed-income securities may suffer significant and rapid price declines. These events may affect only a few or a large number of the fixed-income securities. For example, during the most recent credit crisis in the United States, credit spreads widened significantly as the market demanded very high yields on corporate bonds and, as a result, the prices of the bonds underlying the iShares® iBoxx® $ High Yield Corporate Bond ETF dropped significantly. The prices of high yield bonds such as those held by the iShares® iBoxx® $ High Yield Corporate Bond ETF are likely to be particularly susceptible to rapid declines during a period of economic uncertainty or crisis. There can be no assurance that some or all of the factors that contributed to the most recent credit crisis will not return during the term of the notes, and, consequently, depress the price, perhaps significantly, of the underlying bonds and therefore the value of the iShares® iBoxx® $ High Yield Corporate Bond ETF, the basket and the notes.

▪	Even if the iShares® iBoxx® $ High Yield Corporate Bond ETF pays a distribution that it identifies as special or extraordinary, no adjustment will be required under the notes for that distribution unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the notes for any cash distribution paid on shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF unless the amount of the distribution per share, together with any other distributions paid in the same quarter, exceeds the distribution paid per share in the most recent quarter by an amount equal to at least 10% of the closing price of the shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF on the date of declaration of the distribution. Any distribution will reduce the closing price of the shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF by the amount of the distribution per share. If the iShares® iBoxx® $ High Yield Corporate Bond ETF pays any distribution for which an adjustment is not made under the terms of the notes, holders of the notes will be adversely affected. See “Description of the Notes—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	An adjustment will not be made for all events that may have a dilutive effect on or otherwise adversely affect the market price of the iShares® iBoxx® $ High Yield Corporate Bond ETF. For example, we will not make any adjustment for ordinary distributions or extraordinary distributions that do not meet the criteria described above. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the notes may be adversely affected by such an event in a circumstance in which a direct holder of the shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF would not.

▪	The notes may become linked to shares of an issuer other than the iShares® iBoxx® $ High Yield Corporate Bond ETF upon the occurrence of a reorganization event or upon the delisting of the shares of the iShares® iBoxx® $ High Yield

February 2017	PS-9

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due August 26, 2022

Corporate Bond ETF. For example, if the iShares® iBoxx® $ High Yield Corporate Bond ETF enters into a merger agreement that provides for holders of the shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF to receive shares of another entity, the shares of such other entity will become the applicable basket component for all purposes of the notes upon consummation of the merger. Additionally, if the shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF are delisted, or the iShares® iBoxx® $ High Yield Corporate Bond ETF is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the applicable basket component. See “Description of the Notes—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement.

▪	The price of the shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF may not completely track the performance of the index it seeks to track or the net asset value per share of the iShares® iBoxx® $ High Yield Corporate Bond ETF. The price of the shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF will reflect transaction costs and fees that are not included in the calculation of the Markit iBoxx® USD Liquid High Yield Index, the index that it seeks to track. In addition, the iShares® iBoxx® $ High Yield Corporate Bond ETF may not hold all of the securities included in, and may hold securities and derivative instruments that are not included in, the Markit iBoxx® USD Liquid High Yield Index. All of these factors may lead to a lack of correlation between the performance of the iShares® iBoxx® $ High Yield Corporate Bond ETF and the Markit iBoxx® USD Liquid High Yield Index. Finally, because the shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF are traded on NYSE Arca, Inc. and are subject to market supply and investor demand, the market value of one share of the iShares® iBoxx® $ High Yield Corporate Bond ETF may differ from the net asset value per share of the iShares® iBoxx® $ High Yield Corporate Bond ETF.

During periods of market volatility, securities underlying the iShares® iBoxx® $ High Yield Corporate Bond ETF may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the iShares® iBoxx® $ High Yield Corporate Bond ETF and the liquidity of the iShares® iBoxx® $ High Yield Corporate Bond ETF may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the iShares® iBoxx® $ High Yield Corporate Bond ETF. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF. As a result, under these circumstances, the market value of shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF may vary substantially from the net asset value per share of the iShares® iBoxx® $ High Yield Corporate Bond ETF. For all of the foregoing reasons, the performance of the iShares® iBoxx® $ High Yield Corporate Bond ETF may not correlate with the performance of the Markit iBoxx® USD Liquid High Yield Index as well as the net asset value per share of the iShares® iBoxx® $ High Yield Corporate Bond ETF, which could materially and adversely affect the value of the securities in the secondary market and/or reduce your payment at maturity.

▪	Changes made by the investment advisor to or the sponsor of a basket component may affect the basket component. We are not affiliated with the investment advisor to the iShares® iBoxx® $ High Yield Corporate Bond ETF or with the sponsors of the Dow Jones Industrial AverageTM , the EURO STOXX 50® Index or the Markit iBoxx® USD Liquid High Yield Index. Changes that affect the basket components may affect the value of your notes. The sponsor of an index may add, delete or substitute the securities that constitute the index or make other methodological changes that could affect the level of the index. In addition, the investment advisor to the iShares® iBoxx® $ High Yield Corporate Bond ETF may change the manner in which the iShares® iBoxx® $ High Yield Corporate Bond ETF operates or its investment objectives at any time. We are not affiliated with any such index sponsor or investment advisor and, accordingly, we have no control over any changes any such index sponsor or investment advisor may make. Such changes could be made at any time and could adversely affect the performance of the basket components and the value of and your payment at maturity on the notes.

▪	Our offering of the notes does not constitute a recommendation of the basket or the basket components. The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the basket or any of the basket components is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the securities included in the basket components or in instruments related to the basket components or such securities, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the basket components. These and other activities of our affiliates may affect the values of the basket components in a way that has a negative impact on your interests as a holder of the notes.

▪	The value of a basket component may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the notes through CGMI or other of our affiliates, who have taken positions directly in the applicable basket components or the securities included in the basket components and other financial instruments related to the basket components or such securities and may adjust such positions during the term of the notes. Our affiliates also trade the applicable basket components or the securities included in the basket components and other financial instruments related to the basket components or such securities on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the values of the

February 2017	PS-10

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due August 26, 2022

basket components in a way that negatively affects the value of the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the securities included in the basket components, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. If certain events occur, such as market disruption events, the discontinuance of the Dow Jones Industrial AverageTM or the EURO STOXX 50® Index or events with respect to the iShares® iBoxx® $ High Yield Corporate Bond ETF that may require a dilution adjustment or the delisting of the iShares® iBoxx® $ High Yield Corporate Bond ETF, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

Hypothetical Historical Information About the Basket

Because the basket exists solely for purposes of the notes, historical information on the performance of the basket does not exist for dates prior to the pricing date. The graph below sets forth the hypothetical historical daily closing levels of the basket for the period from January 3, 2012 to February 23, 2017, assuming that the basket was created on January 3, 2012 with the same basket components and corresponding weights and with a level of 100 on that date. The hypothetical performance of the basket is based on the actual closing levels and closing prices, as applicable, of the basket components on the applicable dates. We obtained these closing levels and closing prices from Bloomberg L.P., without independent verification. Any historical trend in the level of the basket during the period shown below is not an indication of the performance of the basket during the term of the notes.

Hypothetical Historical Basket Performance January 3, 2012 to February 23, 2017

February 2017	PS-11

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due August 26, 2022

Information About the Basket Components

Dow Jones Industrial AverageTM

The Dow Jones Industrial AverageTM is a price-weighted index rather than a market capitalization-weighted index. The Dow Jones Industrial AverageTM consists of 30 common stocks chosen as representative of the broad market of U.S. industry. It is calculated and maintained by S&P Dow Jones Indices LLC. The Dow Jones Industrial AverageTM is reported by Bloomberg L.P. under the ticker symbol “INDU.”

“Dow Jones®,” “Dow Jones Indexes,” and “Dow Jones Industrial AverageTM” are service marks of Dow Jones Trademark Holdings, LLC and have been licensed to S&P Dow Jones Indices LLC and sublicensed for use for certain purposes by Citigroup Global Markets Inc. and its affiliates. For more information regarding the license, see “Equity Index Descriptions— Dow Jones Industrial AverageTM — License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—Dow Jones Industrial AverageTM” in the accompanying underlying supplement for important disclosures regarding the Dow Jones Industrial AverageTM.

Historical Information

The closing level of the Dow Jones Industrial AverageTM on February 23, 2017 was 20,810.32.

The graph below shows the closing levels of the Dow Jones Industrial AverageTM for each day such level was available from January 3, 2012 to February 23, 2017. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the Dow Jones Industrial AverageTM as an indication of future performance.

Dow Jones Industrial AverageTM – Historical Closing Levels January 3, 2012 to February 23, 2017

EURO STOXX 50® Index

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. The EURO STOXX 50® Index is reported by Bloomberg L.P. under the ticker symbol “SX5E.”

STOXX Limited (“STOXX”) and its licensors and CGMI have entered into a non-exclusive license agreement providing for the license to CGMI and its affiliates, in exchange for a fee, of the right to use the EURO STOXX 50® Index, which is owned and published by

February 2017	PS-12

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due August 26, 2022

STOXX, in connection with certain financial instruments, including the notes. For more information, see “Equity Index Descriptions—The EURO STOXX 50® Index—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The EURO STOXX 50® Index” in the accompanying underlying supplement for important disclosures regarding the EURO STOXX 50® Index.

Historical Information

The closing level of the EURO STOXX 50® Index on February 23, 2017 was 3,333.96.

The graph below shows the closing levels of the EURO STOXX 50® Index for each day such level was available from January 3, 2012 to February 23, 2017. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the EURO STOXX 50® Index as an indication of future performance.

EURO STOXX 50® Index – Historical Closing Levels January 3, 2012 to February 23, 2017

iShares® iBoxx® $ High Yield Corporate Bond ETF

The iShares® iBoxx® $ High Yield Corporate Bond ETF seeks to track the investment results of the Markit iBoxx® USD Liquid High Yield Index (the “ETF underlying index”), which is a rules-based index consisting of liquid U.S. dollar-denominated, high yield corporate bonds for sale in the United States. For purposes of the notes, the performance of the iShares® iBoxx® $ High Yield Corporate Bond ETF will reflect only its price performance, as any distributions paid on the shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF will not be factored into a determination of the closing price of the iShares® iBoxx® $ High Yield Corporate Bond ETF (except to the extent that distributions paid will reduce the closing price of the iShares® iBoxx® $ High Yield Corporate Bond ETF ). The Markit iBoxx® USD Liquid High Yield Index is designed to provide a broad representation of the U.S. dollar-denominated high yield liquid corporate bond market.

The iShares® iBoxx® $ High Yield Corporate Bond ETF generally seeks to track the performance of the ETF underlying index by investing approximately 90% of its assets in the bonds represented in the ETF underlying index and in securities that provide substantially similar exposure to securities in the ETF underlying index. The remainder of assets is invested in certain futures contracts, options and swap contracts, cash and cash equivalents, including shares of money market funds affiliated with BlackRock Fund Advisors or its affiliates, as well as in high yield corporate bonds not included in the Markit iBoxx® USD Liquid High Yield Index. The iShares® iBoxx® $ High Yield Corporate Bond ETF concentrates 25% or more of its total assets in a particular industry or industries to approximately the same extent that the ETF underlying index is concentrated.

February 2017	PS-13

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due August 26, 2022

The iShares® iBoxx® $ High Yield Corporate Bond ETF is an investment portfolio managed by iShares® Trust. BlackRock Fund Advisors is the investment advisor to the iShares® iBoxx® $ High Yield Corporate Bond ETF. iShares® Trust. is a registered investment company that consists of numerous separate investment portfolios, including the iShares® iBoxx® $ High Yield Corporate Bond ETF. Information provided to or filed with the SEC by iShares® Trust. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The iShares® iBoxx® $ High Yield Corporate Bond ETF trades on the NYSE Arca under the ticker symbol “HYG.”

Neither we nor any of our affiliates make any representation to you as to the performance of the iShares® iBoxx® $ High Yield Corporate Bond ETF.

Historical Information

The graph below shows the closing price of shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF for each day such price was available from January 3, 2012 to February 23, 2017. The table that follows shows the high and low closing prices of, and dividends paid on, the iShares® iBoxx® $ High Yield Corporate Bond ETF for each quarter in that same period. We obtained the closing prices and other information below from Bloomberg L.P., without independent verification. You should not take the historical prices of shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF as an indication of future performance.

iShares® iBoxx® $ High Yield Corporate Bond ETF – Historical Closing Prices January 3, 2012 to February 23, 2017

iShares® iBoxx® $ High Yield Corporate Bond ETF	High	Low	Dividends
2012
First Quarter	$92.13	$88.90	$1.57824
Second Quarter	$91.22	$86.47	$1.59607
Third Quarter	$93.91	$90.45	$1.53088
Fourth Quarter	$93.90	$90.67	$1.48461
2013
First Quarter	$94.88	$92.98	$1.51035
Second Quarter	$96.29	$89.04	$1.43563
Third Quarter	$93.97	$89.85	$1.41277
Fourth Quarter	$93.79	$91.51	$1.34495

February 2017	PS-14

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due August 26, 2022

iShares® iBoxx® $ High Yield Corporate Bond ETF	High	Low	Dividends
2014
First Quarter	$94.93	$92.51	$1.39207
Second Quarter	$95.38	$93.78	$1.29819
Third Quarter	$94.87	$91.36	$1.27585
Fourth Quarter	$93.18	$86.89	$1.21182
2015
First Quarter	$91.90	$88.43	$0.75808
Second Quarter	$91.50	$88.38	$1.20989
Third Quarter	$88.93	$82.77	$1.17419
Fourth Quarter	$85.83	$78.84	$1.61408
2016
First Quarter	$82.40	$75.59	$0.80976
Second Quarter	$84.69	$80.87	$1.16278
Third Quarter	$87.26	$83.99	$1.15107
Fourth Quarter	$87.42	$83.47	$1.43782
2017
First Quarter (through February 23, 2017)	$88.18	$86.91	$0.38219

The closing price of the iShares® iBoxx® $ High Yield Corporate Bond ETF on February 23, 2017 was $88.18.

We make no representation as to the amount of dividends, if any, that may be paid on shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on shares of the iShares® iBoxx® $ High Yield Corporate Bond ETF.

Determination of Coupon Payments

On each coupon payment date, the amount of each coupon payment will approximately equal (i) the stated principal amount of the notes multiplied by 0.75% divided by (ii) 2, which is approximately $3.75 per note.

United States Federal Tax Considerations

In the opinion of our tax counsel, Davis Polk & Wardwell LLP, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment. If you are a U.S. Holder, you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. We are required to construct a “projected payment schedule” in respect of the notes representing a series of payments the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule. However, special rules may apply if the payment at maturity on the notes becomes fixed prior to maturity. See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments” in the accompanying product supplement for a more detailed discussion of the special rules.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes. Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes and decreased by payments previously made under the projected payment schedule. Any gain generally will be treated as ordinary income, and any loss will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for a note is a rate of 2.999%, compounded semi-annually, and that the projected payment schedule with respect to a note consists of fixed payments of 0.75% per annum, paid semi-annually, and a projected payment of $1,133.092 at maturity (excluding the fixed payment received at maturity).

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amounts that we will pay on the notes.

Subject to the discussions below under “Possible Withholding Under Section 871(m) of the Code” and in “United States Federal Tax Considerations—Tax Consequences to Non- U.S. Holders” and “—FATCA” in the accompanying product supplement, if you are a Non-

February 2017	PS-15

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due August 26, 2022

U.S. Holder (as defined in the accompanying product supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

Possible Withholding Under Section 871(m) of the Code. As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”). Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations exempt financial instruments issued in 2017 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our tax counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to an underlier, you could be subject to withholding tax or income tax liability under Section 871(m) even if the notes are not Specified Securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding is required, we will not be required to pay additional amounts with respect to amounts so withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of $30.00 for each $1,000 note sold in this offering (or up to $5.00 per note in the case of sales to fee-based advisory accounts). The actual underwriting fee will be equal to $30.00 for each $1,000 note sold by CGMI directly to the public and will otherwise be equal to the selling concession provided to selected dealers, as described in this paragraph. CGMI will pay selected dealers not affiliated with CGMI a fixed selling concession of $30.00 for each note they sell to accounts other than fee-based advisory accounts. CGMI will pay selected dealers not affiliated with CGMI, which may include dealers acting as custodians, a variable selling concession of up to $5.00 for each $1,000 note they sell to fee-based advisory accounts. Broker-dealers affiliated with CGMI, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a fixed selling concession, and financial advisors employed by such affiliated broker-dealers will receive a fixed selling concession, of $30.00 for each $1,000 note they sell. CGMI will pay the registered representatives of CGMI a fixed selling concession of $30.00 for each $1,000 note they sell directly to the public.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes. We have hedged our obligations under the notes through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the notes declines. This hedging activity could affect the closing levels or prices of the basket components and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

February 2017	PS-16

Citigroup Global Markets Holdings Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due August 26, 2022

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately four months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, they should obtain independent professional advice.

The notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the notes may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any notes be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the notes are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

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Market-Linked Notes Based on a Basket of Three Underliers Due August 26, 2022

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any notes referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The notes are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits. These notes are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated October 14, 2016, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on October 14, 2016, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder,

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Market-Linked Notes Based on a Basket of Three Underliers Due August 26, 2022

are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2017 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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